Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of OpGen, Inc. of our report, which includes an explanatory paragraph related to OpGen, Inc.’s ability to continue as a going concern, dated March 29, 2016 on our audits of the consolidated financial statements of OpGen, Inc. as of December 31, 2015 and 2014 and for the years then ended which report is included in OpGen, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ CohnReznick LLP

Vienna, Virginia

March 29, 2016